EXHIBIT 99.12
-------------




AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com



FOR IMMEDIATE RELEASE
TUESDAY, JUNE 4, 2002



                     BANYAN STRATEGIC REALTY TRUST
               RECEIVES $2 MILLION PAYMENT FROM DENHOLTZ


OAK BROOK, ILLINOIS -- JUNE 4, 2002 -- BANYAN STRATEGIC REALTY TRUST (Nasdaq: BSRTS) announced today that it has received payments of principal and interest totaling $1,992,144.49, from affiliates of Denholtz Management Corporation, in connection with two promissory notes given to Banyan as part of the $185.25 million purchase price for the bulk of Banyan's portfolio, sold to Denholtz on May 17, 2001. Denholtz had previously made principal payments in the amount of approximately $1 million.

The balance on the two promissory notes, each in the original principal amount of $1.5 million, has been reduced to zero. One note has been completely discharged. Under certain circumstances relating to the settlement between Denholtz and Banyan announced on May 15, 2002, an additional sum of up to $93,000 may become due on the second note. Banyan is holding that note pending confirmation of complete discharge, expected to occur on or about June 21, 2002.

L.G. Schafran, Interim President, CEO and Chairman of Banyan, commenting on the payment, said: "We are pleased to announce receipt of these funds, which furthers our Plan of Termination and Liquidation. We expect to combine these proceeds with the net proceeds we expect to receive upon the closing of the sale of our Northlake property, currently scheduled for July 17, 2002, and anticipate making another liquidating distribution to shareholders in the third calendar quarter."

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that adopted a Plan of Termination and Liquidation on January 5, 2001. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Other properties were sold on April 1, 2002 and May 1, 2002. Banyan now owns a leasehold interest in one (1) real estate property located in Atlanta, Georgia, representing approximately 9% of its original portfolio. This property is subject to a contract of sale, currently scheduled to close on July 17, 2002. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $5.25 per share. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.

BANYAN STRATEGIC REALTY TRUST
ADD 1



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Please see also the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section which was included in our Form 10-Q for the quarter ended March 31, 2002 which was filed with the Securities and Exchange Commission on May 6, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.





          SEE BANYAN'S WEBSITE AT http://www.banyanreit.com.












































                                 -30-